Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-132486

Prospectus Supplement No. 3 dated June 29, 2006

(to Prospectus dated March 16, 2006)

ON Semiconductor Corporation

$95,000,000

1.875% Convertible Senior Subordinated Notes due 2025,

the Related Note Guarantees, and

The Common Stock Issuable Upon Conversion of the Notes

Our prospectus dated March 16, 2006 relating to the offer for resale by certain of our securityholders of up to $95,000,000 aggregate principal amount of 1.875% Convertible Senior Subordinated Notes due 2025 of ON Semiconductor Corporation, the related note guarantees and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented and amended to include the following information in the “Selling Securityholders” section on pages 51-52 of the prospectus.

SELLING SECURITYHOLDERS

The table appearing in the “Selling Securityholders” section of the prospectus is amended so that the principal amount of registered notes held by Citigroup Global Markets Inc. is increased by $3,000,000 to $21,125,000, which represents 21.2% of the aggregate principal amount of currently outstanding 1.875% Convertible Senior Subordinated Notes due 2025. The notes held by Citigroup Global Markets Inc. are convertible into 3,017,856 shares of our common stock, representing less than 1% of the share of our common stock outstanding.